EXHIBIT 99.2

OPENLANE, Inc.
Q4 and YTD 2025 Supplemental Financial Information
February 18, 2026

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.
The following tables reconcile income from continuing operations to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended December 31, 2025
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income from continuing operations	$25.8	$33.7	$59.5
Add back:
Income taxes	(30.9)	3.1	(27.8)
Finance interest expense	—	27.3	27.3
Interest expense, net of interest income	9.6	—	9.6
Depreciation and amortization	20.1	3.2	23.3
EBITDA	24.6	67.3	91.9
Non-cash stock-based compensation	3.9	1.1	5.0
Securitization interest	—	(24.9)	(24.9)
Severance	1.4	0.7	2.1
Foreign currency losses	1.1	0.1	1.2
ERP implementation costs	0.5	0.1	0.6
Other	0.1	—	0.1
Total addbacks (deductions)	7.0	(22.9)	(15.9)
Adjusted EBITDA	$31.6	$44.4	$76.0

	Three Months Ended December 31, 2024
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income from continuing operations	$25.9	$26.4	$52.3
Add back:
Income taxes	7.3	9.4	16.7
Finance interest expense	—	28.3	28.3
Interest expense, net of interest income	4.1	—	4.1
Depreciation and amortization	20.0	3.0	23.0
EBITDA	57.3	67.1	124.4
Non-cash stock-based compensation	0.9	0.2	1.1
Acquisition related costs	0.1	—	0.1
Securitization interest	—	(25.7)	(25.7)
Gain on sale of business	(31.6)	—	(31.6)
Severance	2.3	0.1	2.4
Foreign currency losses	6.4	0.1	6.5
Gain on investments	(0.4)	—	(0.4)
Impact for newly acquired Canadian DST related to prior years	(4.6)	—	(4.6)
Other	0.5	—	0.5
Total addbacks (deductions)	(26.4)	(25.3)	(51.7)
Adjusted EBITDA	$30.9	$41.8	$72.7

	Year Ended December 31, 2025
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income from continuing operations	$60.2	$117.5	$177.7
Add back:
Income taxes	(16.8)	31.3	14.5
Finance interest expense	—	109.9	109.9
Interest expense, net of interest income	14.9	—	14.9
Depreciation and amortization	79.4	12.3	91.7
EBITDA	137.7	271.0	408.7
Non-cash stock-based compensation	12.2	3.6	15.8
Securitization interest	—	(100.0)	(100.0)
Loss on sale of property	7.0	—	7.0
Severance	8.0	0.9	8.9
Foreign currency (gains) losses	(9.4)	0.1	(9.3)
ERP implementation costs	0.5	0.1	0.6
Other	0.8	0.1	0.9
Total addbacks (deductions)	19.1	(95.2)	(76.1)
Adjusted EBITDA	$156.8	$175.8	$332.6

	Year Ended December 31, 2024
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income from continuing operations	$1.7	$108.2	$109.9
Add back:
Income taxes	11.3	36.7	48.0
Finance interest expense	—	123.5	123.5
Interest expense, net of interest income	20.2	—	20.2
Depreciation and amortization	83.3	11.9	95.2
Intercompany interest	13.3	(13.3)	—
EBITDA	129.8	267.0	396.8
Non-cash stock-based compensation	12.9	3.0	15.9
Acquisition related costs	0.6	—	0.6
Securitization interest	—	(112.7)	(112.7)
Gain on sale of business	(31.6)	—	(31.6)
Severance	10.5	1.1	11.6
Foreign currency losses	5.8	—	5.8
Gain on investments	(0.4)	—	(0.4)
Professional fees related to business improvement efforts	1.2	0.3	1.5
Impact for newly enacted Canadian DST related to prior years	5.4	—	5.4
Other	0.3	0.2	0.5
Total addbacks (deductions)	4.7	(108.1)	(103.4)
Adjusted EBITDA	$134.5	$158.9	$293.4
Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	December 31, 2025
Net income	$36.9	$33.4	$47.9	$59.5	$177.7
Less: Income from discontinued operations	—	—	—	—	—
Income from continuing operations	36.9	33.4	47.9	59.5	177.7
Add back:
Income taxes	15.8	18.3	8.2	(27.8)	14.5
Finance interest expense	27.6	26.9	28.1	27.3	109.9
Interest expense, net of interest income	3.4	1.3	0.6	9.6	14.9
Depreciation and amortization	22.7	23.0	22.7	23.3	91.7
EBITDA	106.4	102.9	107.5	91.9	408.7
Non-cash stock-based compensation	2.0	4.4	4.4	5.0	15.8
Securitization interest	(25.1)	(24.4)	(25.6)	(24.9)	(100.0)
Loss on sale of property	—	7.0	—	—	7.0
Severance	2.0	2.4	2.4	2.1	8.9
Foreign currency (gains) losses	(3.3)	(5.6)	(1.6)	1.2	(9.3)
ERP implementation costs	—	—	—	0.6	0.6
Other	0.8	—	—	0.1	0.9
Total addbacks (deductions)	(23.6)	(16.2)	(20.4)	(15.9)	(76.1)
Adjusted EBITDA	$82.8	$86.7	$87.1	$76.0	$332.6

Results of Operations

OPENLANE Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except per share amounts)	2025	2024	2025	2024
Revenues
Auction and related fees	$205.5	$184.0	$833.5	$735.3
SaaS and other revenue	62.1	69.2	257.1	295.1
Purchased vehicle sales	117.1	95.6	410.2	327.0
Finance revenue	109.6	106.2	433.7	431.1
Total operating revenues	494.3	455.0	1,934.5	1,788.5
Operating expenses
Cost of services (exclusive of depreciation and amortization)	275.5	244.5	1,041.7	956.3
Finance interest expense	27.3	28.3	109.9	123.5
Provision for credit losses	12.9	12.1	42.4	54.3
Selling, general and administrative	112.8	99.7	445.2	408.6
Depreciation and amortization	23.3	23.0	91.7	95.2
Gain on sale of business	—	(31.6)	—	(31.6)
Loss on sale of property	—	—	7.0	—
Total operating expenses	451.8	376.0	1,737.9	1,606.3
Operating profit	42.5	79.0	196.6	182.2
Interest expense	9.9	4.6	18.1	21.8
Other expense (income), net	0.9	5.4	(13.7)	2.5
Income from continuing operations before income taxes	31.7	69.0	192.2	157.9
Income taxes	(27.8)	16.7	14.5	48.0
Income from continuing operations	59.5	52.3	177.7	109.9
Income from discontinued operations, net of income taxes	—	—	—	—
Net income	$59.5	$52.3	$177.7	$109.9
Amounts from continuing operations attributable to common stockholders
Income from continuing operations	$59.5	$52.3	$177.7	$109.9
Series A Preferred Stock dividends (including deemed dividends)	(247.5)	(11.1)	(280.8)	(44.4)
Income from continuing operations attributable to participating securities	—	(10.2)	—	(16.3)
Income (loss) from continuing operations attributable to common stockholders	$(188.0)	$31.0	$(103.1)	$49.2
Income (loss) from continuing operations per share
Basic	$(1.77)	$0.29	$(0.96)	$0.46
Diluted	$(1.77)	$0.29	$(0.96)	$0.45
Overview of OPENLANE Results for the Three Months Ended December 31, 2025 and 2024
Overview
For the three months ended December 31, 2025, we had revenue of $494.3 million compared with revenue of $455.0 million for the three months ended December 31, 2024, an increase of 9%. For a further discussion of our operating results, see the segment results discussions below.

Depreciation and Amortization
Depreciation and amortization increased $0.3 million, or 1%, to $23.3 million for the three months ended December 31, 2025, compared with $23.0 million for the three months ended December 31, 2024.
Interest Expense
Interest expense increased $5.3 million, or 115%, to $9.9 million for the three months ended December 31, 2025, compared with $4.6 million for the three months ended December 31, 2024. The increase in interest expense was primarily the result of new term loan debt in the fourth quarter of 2025, partially offset by the repayment of senior note debt in the second quarter of 2025.
Other Expense, Net
For the three months ended December 31, 2025, we had other expense of $0.9 million compared with other expense of $5.4 million for the three months ended December 31, 2024. The decrease in other expense was primarily attributable to $1.2 million in foreign currency losses on intercompany balances for the three months ended December 31, 2025, compared with $6.5 million in foreign currency losses on intercompany balances for the three months ended December 31, 2024, partially offset by a decrease in other miscellaneous income aggregating $0.8 million.
Income Taxes
We had an effective tax rate of (87.7)% for the three months ended December 31, 2025, compared with an effective tax rate of 24.2% for the three months ended December 31, 2024. The effective tax rate for the three months ended December 31, 2025 was favorably impacted by the release of the $35.8 million valuation allowance against the adjusted U.S. net deferred tax asset. The effective tax rate for the three months ended December 31, 2024 was favorably impacted by a decrease in the valuation allowance related to current year movement of the adjusted U.S. net deferred tax asset, partially offset by the unfavorable impact of non-deductible goodwill recognized in the sale of the automotive key business.
We recorded a $0.0 million and $35.8 million valuation allowance against the U.S. net deferred tax asset at December 31, 2025 and 2024, respectively. The realization of the net deferred tax assets is dependent on our ability to generate sufficient future taxable income to utilize these assets. Management believes that improved U.S. operations and U.S. taxable income over the three-year period and anticipated future U.S. earnings provide sufficient positive evidence to support the release of the $35.8 million valuation allowance against the U.S. net deferred tax assets. The $35.8 million valuation allowance release resulted in a corresponding decrease to income tax expense for the three months ended December 31, 2025.
Additionally, the Organization for Economic Cooperation and Development has published a proposal to establish a new global minimum corporate tax rate of 15%, commonly referred to as Pillar Two. While the U.S. has not adopted the Pillar Two framework into law, numerous countries in which we operate have enacted tax legislation based on the Pillar Two framework with certain components of the minimum tax rules effective beginning in 2024 and further rules becoming effective beginning in 2025 and subsequent years. On January 5, 2026, the OECD announced agreement amongst members that would exclude U.S. parented groups from some taxes imposed by Pillar Two. This agreement allows for the U.S. international tax rules and Pillar Two to operate in parallel. These rules, as well as changes due to the agreement, are not expected to materially impact the Company's consolidated financial statements. The Company will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.
On July 4, 2025, the United States enacted budget reconciliation bill H.R. 1, referred to as the One Big Beautiful Bill Act ("OBBBA"). The Act includes a broad range of tax reform provisions, including extending and modifying various provisions of the Tax Cuts and Jobs Act and expanding certain incentives in the Inflation Reduction Act while accelerating the phase-out of other incentives. The legislation has multiple effective dates, with certain provisions effective in 2025 and other provisions effective in 2026 and subsequent years. OBBBA provisions include the restoration of the current deductibility for domestic research expenditures beginning in 2025, with transition options for previously capitalized amounts. OBBBA’s changes to the deductibility of domestic research and experimental expenditures decreased our deferred tax asset position as a change in tax law is accounted for in the period of enactment.

Impact of Foreign Currency
For the three months ended December 31, 2025 compared with the three months ended December 31, 2024, the change in the euro exchange rate increased revenue by $8.3 million, operating profit by $0.5 million and net income by $0.4 million. For the three months ended December 31, 2025 compared with the three months ended December 31, 2024, the change in the Canadian dollar exchange rate increased revenue by $0.1 million and had no impact on operating profit and net income.
Overview of OPENLANE Results for the Year Ended December 31, 2025 and 2024
Overview
For the year ended December 31, 2025, we had revenue of $1,934.5 million compared with revenue of $1,788.5 million for the year ended December 31, 2024, an increase of 8%. For a further discussion of our operating results, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $3.5 million, or 4%, to $91.7 million for the year ended December 31, 2025, compared with $95.2 million for the year ended December 31, 2024. The decrease in depreciation and amortization was primarily the result of assets that have become fully amortized and depreciated.
Interest Expense
Interest expense decreased $3.7 million, or 17%, to $18.1 million for the year ended December 31, 2025, compared with $21.8 million for the year ended December 31, 2024. The decrease in interest expense was primarily the result of the repayment of senior note debt in the second quarter of 2025 and a decrease in the borrowings on lines of credit, partially offset by new term loan debt in the fourth quarter of 2025.
Other (Income) Expense, Net
For the year ended December 31, 2025, we had other income of $13.7 million compared with other expense of $2.5 million for the year ended December 31, 2024. The increase in other income was primarily attributable to foreign currency gains on intercompany balances of $9.3 million for the year ended December 31, 2025, compared with $5.8 million in foreign currency losses on intercompany balances for the year ended December 31, 2024. The remaining increase was attributable to a net increase in other miscellaneous items aggregating $1.1 million, primarily an increase in interest income.
Income Taxes
We had an effective tax rate of 7.5% for the year ended December 31, 2025, compared with an effective tax rate of 30.4% for the year ended December 31, 2024. The effective tax rate for the year ended December 31, 2025 was favorably impacted by the release of the $35.8 million valuation allowance against the adjusted U.S. net deferred tax asset.
We recorded a $0.0 million and $35.8 million valuation allowance against the U.S. net deferred tax asset at December 31, 2025 and 2024, respectively. The realization of the net deferred tax assets is dependent on our ability to generate sufficient future taxable income to utilize these assets. Management believes that improved U.S. operations and U.S. taxable income over the three-year period and anticipated future U.S. earnings provide sufficient positive evidence to support the release of the $35.8 million valuation allowance against the U.S. net deferred tax assets. The $35.8 million valuation allowance release resulted in a corresponding decrease to income tax expense in 2025.
Additionally, the Organization for Economic Cooperation and Development has published a proposal to establish a new global minimum corporate tax rate of 15%, commonly referred to as Pillar Two. While the U.S. has not adopted the Pillar Two framework into law, numerous countries in which we operate have enacted tax legislation based on the Pillar Two framework with certain components of the minimum tax rules effective beginning in 2024 and further rules becoming effective beginning in 2025 and subsequent years. On January 5, 2026, the OECD announced agreement amongst members that would exclude U.S. parented groups from some taxes imposed by Pillar Two. This agreement allows for the U.S. international tax rules and Pillar Two to operate in parallel. These rules, as well as changes due to the agreement, are not expected to materially impact the Company's consolidated financial statements. The Company will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.

On July 4, 2025, the United States enacted budget reconciliation bill H.R. 1, referred to as the One Big Beautiful Bill Act ("OBBBA"). The Act includes a broad range of tax reform provisions, including extending and modifying various provisions of the Tax Cuts and Jobs Act and expanding certain incentives in the Inflation Reduction Act while accelerating the phase-out of other incentives. The legislation has multiple effective dates, with certain provisions effective in 2025 and other provisions effective in 2026 and subsequent years. OBBBA provisions include the restoration of the current deductibility for domestic research expenditures beginning in 2025, with transition options for previously capitalized amounts. OBBBA’s changes to the deductibility of domestic research and experimental expenditures decreased our deferred tax asset position as a change in tax law is accounted for in the period of enactment.
Impact of Foreign Currency
For the year ended December 31, 2025 compared with the year ended December 31, 2024, the change in the euro exchange rate increased revenue by $16.9 million, operating profit by $1.1 million and net income by $0.8 million. For the year ended December 31, 2025 compared with the year ended December 31, 2024, the change in the Canadian dollar exchange rate decreased revenue by $8.4 million, operating profit by $2.2 million and net income by $0.9 million.
Marketplace Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except GMV)	2025	2024	2025	2024
Auction and related fees	$205.5	$184.0	$833.5	$735.3
SaaS and other revenue	62.1	69.2	257.1	295.1
Purchased vehicle sales	117.1	95.6	410.2	327.0
Total Marketplace revenue	384.7	348.8	1,500.8	1,357.4
Cost of services*	275.6	245.6	1,043.0	964.0
Gross profit	109.1	103.2	457.8	393.4
Provision for credit losses	2.8	1.5	5.1	6.7
Selling, general and administrative	99.0	88.3	391.2	359.6
Depreciation and amortization	1.7	1.9	6.8	8.2
Gain on sale of business	—	(31.6)	—	(31.6)
Loss on sale of property	—	—	7.0	—
Operating profit	$5.6	$43.1	$47.7	$50.5

Commercial vehicles sold	188,000	192,000	762,000	826,000
Dealer consignment vehicles sold	169,000	155,000	710,000	620,000
Total vehicles sold	357,000	347,000	1,472,000	1,446,000

Gross merchandise value ("GMV") (in billions)	$7.1	$6.6	$28.8	$27.1
* Includes depreciation and amortization
Overview of Marketplace Results for the Three Months Ended December 31, 2025 and 2024
Total Marketplace Revenue
Revenue from the Marketplace segment increased $35.9 million, or 10%, to $384.7 million for the three months ended December 31, 2025, compared with $348.8 million for the three months ended December 31, 2024. The increase in revenue was primarily attributable to the 3% increase in the number of vehicles sold. For the three months ended December 31, 2025, there was an increase in purchased vehicle sales and an increase in auction and related fees, partially offset by a decrease in SaaS and other revenue (discussed below). The change in revenue included the impact of an increase in revenue of $8.4 million due to fluctuations in the euro and Canadian dollar exchange rates.

The 3% increase in the number of vehicles sold was comprised of a 9% increase in dealer consignment volumes and a 2% decrease in commercial volumes. The GMV of vehicles sold for the three months ended December 31, 2025 and 2024 was approximately $7.1 billion and $6.6 billion, respectively.
Auction and Related Fees
Auction and related fees increased $21.5 million, or 12%, to $205.5 million for the three months ended December 31, 2025, compared with $184.0 million for the three months ended December 31, 2024. Auction fees per vehicle sold for the three months ended December 31, 2025 increased $38, or 12%, to $361, compared with $323 for the three months ended December 31, 2024. The increase in auction fees per vehicle sold reflects the mix of vehicles sold in the fourth quarter of 2025 and the impact of price increases. Related fees increased $4.8 million, or 7%, primarily as a result of increases in transportation and reconditioning services aggregating $5.8 million, partially offset by decreases in inspection and other miscellaneous revenue aggregating $1.0 million.
SaaS and Other Revenue
SaaS and other revenue decreased $7.1 million, or 10%, to $62.1 million for the three months ended December 31, 2025 compared with $69.2 million for the three months ended December 31, 2024, primarily as a result of a decrease in revenue of $8.5 million as a result of the sale of our automotive key business in 2024, and a decrease in other repossession revenue of $1.5 million, partially offset by increases in other miscellaneous SaaS revenues aggregating approximately $1.5 million and SaaS transportation revenue of $1.4 million.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $21.5 million, or 22%, to $117.1 million for the three months ended December 31, 2025, compared with $95.6 million for the three months ended December 31, 2024, primarily as a result of an increase in the number of purchased vehicles sold in the U.S. marketplace and an increase in the average selling price of purchased vehicles sold in Europe, partially offset by a decrease in the number of purchased vehicles sold in Europe.
Gross Profit
For the three months ended December 31, 2025, gross profit for the Marketplace segment increased $5.9 million, or 6%, to $109.1 million, compared with $103.2 million for the three months ended December 31, 2024. Gross profit improvements were driven by a $10.7 million increase from pricing and a $2.9 million net increase in auction and service volumes. These improvements were partially offset by the Canadian Digital Service Tax, which represented a decrease of $4.5 million and a decrease in other miscellaneous items aggregating $3.2 million.
Gross profit from the Marketplace segment was 28.4% of revenue for the three months ended December 31, 2025, compared with 29.6% of revenue for the three months ended December 31, 2024. Gross profit as a percentage of revenue decreased for the three months ended December 31, 2025 as compared with the three months ended December 31, 2024, primarily due to an increase in purchased vehicle sales and the fourth quarter of 2024 adjustment to a portion of the Canadian DST related to prior years, partially offset by increased volumes. The net Canadian Digital Service Tax recorded in the fourth quarter of 2024 was a $3.0 million benefit to cost of services that resulted from a $4.6 million adjustment to reduce Canadian DST related to prior years, offset by $1.6 million of expense for the fourth quarter of 2024.
On June 28, 2024, Canada enacted a new 3% Digital Services Tax ("Canadian DST") on certain online revenues, including online marketplace service revenues, of companies with consolidated revenues of at least €750 million. On June 29, 2025, the Canadian government announced that it plans to rescind the Canadian DST as part of trade negotiations with the United States. The Company continues to record Canadian DST expense until the Canadian DST is officially rescinded by an act of Parliament. The Company recorded $1.5 million of Canadian DST in the fourth quarter of 2025. In the fourth quarter of 2024, the Company updated its estimate of the Canadian DST related to 2023 and 2022. This resulted in a net $3.0 million benefit to cost of services in the fourth quarter of 2024. The Company will reverse these expenses in the period the Canadian DST is officially rescinded and request a refund for the $10.2 million remitted to the Canadian Revenue Agency in the second quarter of 2025 for 2024 and prior periods.

Provision for Credit Losses
Provision for credit losses from the Marketplace segment increased $1.3 million, or 87%, to $2.8 million for the three months ended December 31, 2025, compared with $1.5 million for the three months ended December 31, 2024, primarily as a result of increasing the allowance related to a few specific customers.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment increased $10.7 million, or 12%, to $99.0 million for the three months ended December 31, 2025, compared with $88.3 million for the three months ended December 31, 2024, primarily as a result of increases in stock-based compensation of $3.0 million, incentive-based compensation of $2.4 million, compensation expense of $1.1 million, sales-related expenses of $0.9 million, travel expenses of $0.9 million, marketing costs of $0.8 million, information technology costs of $0.8 million, non-income based taxes of $0.8 million and other miscellaneous expenses aggregating $1.3 million, partially offset by $1.3 million related to costs incurred by the Company's automotive key business prior to its sale in the fourth quarter of 2024.
Gain on Sale of Business
In December 2024, the Company completed the sale of its automotive key business, resulting in a pretax gain on disposal of approximately $31.6 million for the three months ended December 31, 2024.
Overview of Marketplace Results for the Year Ended December 31, 2025 and 2024
Total Marketplace Revenue
Revenue from the Marketplace segment increased $143.4 million, or 11%, to $1,500.8 million for the year ended December 31, 2025, compared with $1,357.4 million for the year ended December 31, 2024. The increase in revenue was partially attributable to the 15% increase in the number of dealer consignment vehicles sold. For the year ended December 31, 2025, there was an increase in auction and related fees and an increase in purchased vehicle sales, partially offset by a decrease in SaaS and other revenue (discussed below). The change in revenue included the impact of a net increase in revenue of $10.3 million due to fluctuations in the euro and Canadian dollar exchange rates.
The 2% increase in the number of vehicles sold was comprised of a 15% increase in dealer consignment volumes and an 8% decrease in commercial volumes. The GMV of vehicles sold for the year ended December 31, 2025 and 2024 was approximately $28.8 billion and $27.1 billion, respectively.
Auction and Related Fees
Auction and related fees increased $98.2 million, or 13%, to $833.5 million for the year ended December 31, 2025, compared with $735.3 million for the year ended December 31, 2024. The number of vehicles sold increased 2%. Auction fees per vehicle sold for the year ended December 31, 2025 increased $50, or 16%, to $357, compared with $307 for the year ended December 31, 2024. The increase in auction fees per vehicle sold reflects the mix of vehicles sold in 2025 and the impact of price increases. Related fees increased $16.9 million, or 6%, primarily as a result of increases in transportation and reconditioning services aggregating $24.2 million, partially offset by decreases in inspection and other miscellaneous revenue aggregating $7.3 million.
SaaS and Other Revenue
SaaS and other revenue decreased $38.0 million, or 13%, to $257.1 million for the year ended December 31, 2025, compared with $295.1 million for the year ended December 31, 2024, primarily as a result of a decrease in revenue of $38.2 million as a result of the sale of our automotive key business in 2024, and a decrease in other repossession revenue of $12.7 million, partially offset by increases in SaaS transportation revenue of $7.1 million and other miscellaneous SaaS revenues aggregating approximately $5.8 million.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $83.2 million, or 25%, to $410.2 million for the year ended December 31, 2025, compared with $327.0 million for the year ended December 31, 2024, primarily as a result of an increase in the number of purchased vehicles sold in the U.S. marketplace and in Europe and an increase in the average selling price of purchased vehicles sold in Europe, partially offset by a decrease in the average selling price of purchased vehicles sold in the U.S. marketplace.

Gross Profit
For the year ended December 31, 2025, gross profit from the Marketplace segment increased $64.4 million, or 16%, to $457.8 million, compared with $393.4 million for the year ended December 31, 2024. Gross profit improvements were driven by a $41.5 million increase from pricing, a $19.5 million increase resulting from a higher mix of dealer consignment vehicles, a $5.5 million net increase in auction and service volumes, a $4.4 million benefit from lower Canadian Digital Service Tax and a $2.5 million benefit from lower depreciation and amortization. These improvements were partially offset by a decrease in other miscellaneous items aggregating $9.0 million.
Gross profit from the Marketplace segment was 30.5% of revenue for the year ended December 31, 2025, compared with 29.0% of revenue for the year ended December 31, 2024. Gross profit as a percentage of revenue increased for the year ended December 31, 2025 as compared with the year ended December 31, 2024, primarily due to the benefit of lower Canadian DST and increased prices, partially offset by an increase in purchased vehicle sales.
On June 28, 2024, Canada enacted a new 3% Digital Services Tax ("Canadian DST") on certain online revenues, including online marketplace service revenues, of companies with consolidated revenues of at least €750 million. On June 29, 2025, the Canadian government announced that it plans to rescind the Canadian DST as part of trade negotiations with the United States. The Company continues to record Canadian DST expense until the Canadian DST is officially rescinded by an act of Parliament. The Company recorded $5.8 million of Canadian DST in 2025, compared with $10.2 million in 2024 (of which $5.4 million related to prior years). The Company will reverse these expenses in the period the Canadian DST is officially rescinded and request a refund for the $10.2 million remitted to the Canadian Revenue Agency in the second quarter of 2025 for 2024 and prior periods.
Provision for Credit Losses
Provision for credit losses from the Marketplace segment decreased $1.6 million, or 24%, to $5.1 million for the year ended December 31, 2025, compared with $6.7 million for the year ended December 31, 2024, primarily as a result of initiatives implemented to reduce risk in the marketplace and initiatives to decrease bad debt expense.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment increased $31.6 million, or 9%, to $391.2 million for the year ended December 31, 2025, compared with $359.6 million for the year ended December 31, 2024, primarily as a result of increases in incentive-based compensation of $20.1 million, sales-related expenses of $7.1 million, compensation expense of $5.3 million, marketing costs of $2.8 million, travel expenses of $2.2 million and other miscellaneous expenses aggregating $1.6 million, partially offset by $3.6 million related to costs incurred by the Company's automotive key business prior to its sale in the fourth quarter of 2024, severance of $2.1 million and fluctuations in the Canadian exchange rate of $1.8 million.
Gain on Sale of Business
In December 2024, the Company completed the sale of its automotive key business, resulting in a pretax gain on disposal of approximately $31.6 million for the year ended December 31, 2024.
Loss on Sale of Property
In April 2025, the Company closed on the sale of excess property in Montreal that was originally purchased as part of the December 2023 Manheim Canada acquisition. The transaction resulted in a loss on sale of approximately $7.0 million in the second quarter of 2025.

Finance Results

	As of and for the Three Months Ended December 31,		As of and for the Year Ended December 31,
(Dollars in millions)	2025	2024	2025	2024
Finance revenue
Interest revenue	$58.8	$54.5	$229.1	$231.1
Fee and other revenue	50.8	51.7	204.6	200.0
Total Finance revenue	109.6	106.2	433.7	431.1
Finance interest expense	27.3	28.3	109.9	123.5
Net Finance margin	82.3	77.9	323.8	307.6
Finance provision for credit losses	10.1	10.6	37.3	47.6
Cost of services (exclusive of depreciation and amortization)	18.3	17.0	71.3	67.4
Selling, general and administrative	13.8	11.4	54.0	49.0
Depreciation and amortization	3.2	3.0	12.3	11.9
Operating profit	$36.9	$35.9	$148.9	$131.7
Portfolio Performance Information
Floorplans originated	241,000	250,000	1,034,000	1,026,000
Floorplans curtailed*	172,000	155,000	647,000	619,000
Total loan transaction units	413,000	405,000	1,681,000	1,645,000
Total receivables managed	$2,423.5	$2,314.0	$2,423.5	$2,314.0
Average receivables managed**	$2,466.5	$2,259.6	$2,389.8	$2,239.3
Allowance for credit losses	$27.5	$19.8	$27.5	$19.8
Allowance for credit losses as a percentage of total receivables managed	1.1%	0.9%	1.1%	0.9%
Finance provision for credit losses as a percentage of average receivables managed	1.6%	1.9%	1.6%	2.1%
Receivables delinquent as a percentage of total receivables managed	0.4%	0.8%	0.4%	0.8%
* Floorplans curtailed represent existing loans that customers opt to extend beyond the initial term upon the customer making a partial principal payment and payment of accrued interest and fees.
** Average receivables managed is calculated based on the daily ending balance of total receivables managed.

Yields	Three Months Ended December 31, (Annualized)		Year Ended December 31,
% of Average Receivables Managed	2025	2024	2025	2024
Finance revenue yield
Interest revenue	9.4%	9.6%	9.6%	10.3%
Fee and other revenue	8.2%	9.1%	8.5%	9.0%
Total Finance revenue yield	17.6%	18.7%	18.1%	19.3%
Finance interest expense	4.4%	5.0%	4.6%	5.6%
Net Finance margin	13.2%	13.7%	13.5%	13.7%
Overview of Finance Results for the Three Months Ended December 31, 2025 and 2024
Revenue
For the three months ended December 31, 2025, the Finance segment revenue increased $3.4 million, or 3%, to $109.6 million, compared with $106.2 million for the three months ended December 31, 2024. The increase in revenue was primarily the result of an increase in loan values and a 2% increase in loan transaction units (vehicle finance transactions), partially offset by decreases in interest yields driven by a decrease in prime rates.

Finance Interest Expense
For the three months ended December 31, 2025, finance interest expense decreased $1.0 million, or 4%, to $27.3 million, compared with $28.3 million for the three months ended December 31, 2024. The decrease in finance interest expense was attributable to an approximately 1.0% decrease in the average interest rate on the securitization obligations, partially offset by an increase in the average balance on the AFC securitization obligations.
Net Finance Margin (Annualized)
For the three months ended December 31, 2025, the net Finance margin percent decreased 0.5% to 13.2%, compared with 13.7% for the three months ended December 31, 2024. The decrease was primarily attributable to a 0.9% decrease in fee and other revenue yield driven by increasing loan values, partially offset by higher net interest yields. The net interest yield was 5.0% and 4.6% for the three months ended December 31, 2025 and 2024, respectively.
Finance Provision for Credit Losses
For the three months ended December 31, 2025, finance provision for credit losses decreased $0.5 million, or 5%, to $10.1 million, compared with $10.6 million for the three months ended December 31, 2024. The provision for credit losses decreased to 1.6% of the average receivables managed for the three months ended December 31, 2025 from 1.9% for the three months ended December 31, 2024. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average receivables managed balance. However, the actual losses in any particular quarter or year could deviate from this range.
Cost of Services
For the three months ended December 31, 2025, cost of services for the Finance segment increased $1.3 million, or 8%, to $18.3 million, compared with $17.0 million for the three months ended December 31, 2024. The increase in cost of services was primarily the result of increases in compensation expense of $1.2 million and incentive-based compensation of $0.7 million, partially offset by a decrease in other miscellaneous expenses aggregating $0.6 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $2.4 million, or 21%, to $13.8 million for the three months ended December 31, 2025, compared with $11.4 million for the three months ended December 31, 2024 primarily as a result of increases in stock-based compensation of $0.8 million, incentive-based compensation of $0.6 million, severance of $0.5 million and other miscellaneous expenses aggregating $0.5 million.
Overview of Finance Results for the Year Ended December 31, 2025 and 2024
Revenue
For the year ended December 31, 2025, the Finance segment revenue increased $2.6 million, or 1%, to $433.7 million, compared with $431.1 million for the year ended December 31, 2024. The increase in revenue was primarily the result of an increase in loan values and a 2% increase in loan transaction units (vehicle finance transactions), partially offset by decreases in interest yields driven by a decrease in prime rates.
Finance Interest Expense
For the year ended December 31, 2025, finance interest expense decreased $13.6 million, or 11%, to $109.9 million, compared with $123.5 million for the year ended December 31, 2024. The decrease in finance interest expense was attributable to an approximately 1.4% decrease in the average interest rate on the securitization obligations, partially offset by an increase in the average balance on the AFC securitization obligations.
Net Finance Margin
For the year ended December 31, 2025, the net Finance margin percent decreased 0.2% to 13.5%, compared with 13.7% for the year ended December 31, 2024. The decrease was primarily attributable to a 0.5% decrease in fee and other revenue yield driven by increasing loan values, partially offset by higher net interest yields. The net interest yield was 5.0% and 4.7% for the year ended December 31, 2025 and 2024, respectively.

Finance Provision for Credit Losses
For the year ended December 31, 2025, finance provision for credit losses decreased $10.3 million, or 22%, to $37.3 million, compared with $47.6 million for the year ended December 31, 2024. The provision for credit losses decreased to 1.6% of the average receivables managed for the year ended December 31, 2025 from 2.1% for the year ended December 31, 2024. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average receivables managed balance. However, the actual losses in any particular quarter or year could deviate from this range.
Cost of Services
For the year ended December 31, 2025, cost of services for the Finance segment increased $3.9 million, or 6%, to $71.3 million, compared with $67.4 million for the year ended December 31, 2024. The increase in cost of services was primarily the result of increases in compensation expense of $2.6 million and incentive-based compensation of $2.3 million, partially offset by decreases in inventory audit expense of $0.7 million and other miscellaneous expenses aggregating $0.3 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $5.0 million, or 10%, to $54.0 million for the year ended December 31, 2025, compared with $49.0 million for the year ended December 31, 2024 primarily as a result of increases in incentive-based compensation of $3.1 million, postage expense of $0.7 million, stock-based compensation of $0.5 million and other miscellaneous expenses aggregating $1.4 million, partially offset by a decrease in professional fees of $0.7 million.
Select Finance Balance Sheet Items

	December 31,
(Dollars in millions)	2025	2024
Tangible Assets
Total assets	$2,763.6	$2,677.7
Intangible assets	258.2	260.1
Tangible assets	$2,505.4	$2,417.6

Tangible parent equity
Total parent equity***	$792.6	$789.0
Intangible assets	258.2	260.1
Tangible parent equity***	$534.4	$528.9
*** Parent equity represents OPENLANE's net investment in AFC. Tangible parent equity is a non-GAAP measure of AFC's capital.

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2025, our sources of liquidity consisted of cash on hand, working capital and amounts available under our Revolving Credit Facilities. Our principal ongoing sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facilities.

	December 31,
(Dollars in millions)	2025	2024
Cash and cash equivalents	$141.5	$143.0
Working capital	407.7	286.0
Amounts available under the Revolving Credit Facilities	409.9	397.9
Cash provided by operating activities for the year ended	391.9	292.8
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2025	2024
Net cash provided by (used by):
Operating activities - continuing operations	$391.9	$292.8
Operating activities - discontinued operations	—	(1.4)
Investing activities - continuing operations	(149.0)	(70.9)
Investing activities - discontinued operations	—	—
Financing activities - continuing operations	(257.9)	(173.9)
Financing activities - discontinued operations	—	—
Net change in cash balances of discontinued operations	—	—
Effect of exchange rate on cash	16.7	(21.8)
Net increase in cash, cash equivalents and restricted cash	$1.7	$24.8
Cash flow from operating activities (continuing operations) Net cash provided by operating activities (continuing operations) was $391.9 million for the year ended December 31, 2025, compared with $292.8 million for the year ended December 31, 2024. Cash provided by continuing operations for 2025 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash provided by continuing operations for 2024 consisted primarily of cash earnings and a decrease in trade receivables and other assets, partially offset by a decrease in accounts payable and accrued expenses. The increase in operating cash flow was primarily attributable to increased profitability and changes in operating assets and liabilities as a result of the timing of collections and disbursement of funds to consignors for marketplace sales held near period-ends.
Changes in AFC's accounts payable balance are presented in cash flows from operating activities, while changes in AFC's finance receivables are presented in cash flows from investing activities and changes in AFC's obligations collateralized by finance receivables are presented in cash flows from financing activities. Variations in these balances can lead to significant fluctuations across operating, investing and financing cash flows. Growth and contraction in AFC's finance receivables portfolio can result in significant swings in cash flows in a given period as approximately 70% to 75% of AFC's finance receivables portfolio is funded through its securitization facilities with the remainder funded through other sources of liquidity including cash on hand and working capital.
Cash flow from investing activities (continuing operations) Net cash used by investing activities (continuing operations) was $149.0 million for the year ended December 31, 2025, compared with $70.9 million for the year ended December 31, 2024. The cash used by investing activities in 2025 was primarily from an increase in finance receivables held for investment and purchases of property and equipment, partially offset by proceeds from the sale of property. The cash used by investing activities in 2024 was primarily from an increase in finance receivables held for investment and purchases of property and equipment, partially offset by the proceeds from the sale of a business.
Cash flow from financing activities (continuing operations) Net cash used by financing activities (continuing operations) was $257.9 million for the year ended December 31, 2025, compared with $173.9 million for the year ended December 31, 2024. The cash used by financing activities in 2025 was primarily due to the repurchase and retirement of shares of Series A Preferred Stock in October 2025, payments on long-term debt, repurchases and retirement of common stock, dividends paid on Series A Preferred Stock and repayments on lines of credit, partially offset by proceeds from long-term debt and a net increase in obligations collateralized by finance receivables. The cash used by financing activities in 2024 was primarily due to repayments on lines of credit, dividends paid on Series A Preferred Stock, repurchases and retirement of common stock and payments for debt issuance costs, partially offset by a net increase in obligations collateralized by finance receivables.
Cash flow from operating activities (discontinued operations) There were no operating activities (discontinued operations) for the year ended December 31, 2025, compared with net cash used by operating activities of $1.4 million for the year ended December 31, 2024. The cash used by operating activities in 2024 was primarily attributable to the payment of an accrued obligation.
Cash flow from investing activities (discontinued operations) There were no investing activities (discontinued operations) for the years ended December 31, 2025 and 2024.
Cash flow from financing activities (discontinued operations) There were no financing activities (discontinued operations) for the years ended December 31, 2025 and 2024.